Exhibit 99.1

Mobile Infrastructure Reports Second Quarter 2025 Financial Results

—Higher Contract Parking Volumes Reflect Positive Secular Growth Trends—

—Advancing Non-Core Asset Divestiture Strategy—

—Conference Call Will be Held Today at 4:30 PM ET—

CINCINNATI—(BUSINESSWIRE)—Mobile Infrastructure Corporation (Nasdaq: BEEP), (“Mobile”, “Mobile Infrastructure” or the “Company”), owners of a diversified portfolio of parking assets throughout the United States, today reported results for the second quarter ended June 30, 2025.

Commenting on the results, Stephanie Hogue, Chief Executive Officer, said “Our second quarter performance was in line with expectations and generally stable year-on-year despite construction- and weather-related headwinds impacting several of our larger assets. Contract parking volumes increased 2.5% in the second quarter and 6.6% year-to-date, demonstrating our strategic focus on driving higher utilization across our portfolio. Secular demand drivers included continued positive return-to-office and hybrid work trends in our markets, together with the recent conversion of downtown office buildings to residential rentals in Cincinnati, which has increased utilization at our adjacent locations. While pricing remains competitive, sustained higher utilization leads to long-term pricing power. Transient volumes continued to trend lower, reflecting adverse weather conditions in our markets, a reduced number of special events and lower attendance at those events, as well as construction-related impacts at several of our locations. Despite lower volumes, transient rates were up both year-on-year and sequentially, illustrating the positioning of our core assets amid multiple demand drivers. We expect to see improved demand in 2026 as event centers re-open and construction is completed across several of our key markets.

“We have remained disciplined managing operating and administrative expenses, which will enable us to drive significant operating leverage as revenues increase. Additionally, we continue to make progress on our balance sheet initiatives. Refinancing discussions related to our 2026 and 2027 maturities are underway and when completed should provide us with increased financial flexibility and greater resources to support long-term growth.”

Manuel Chavez, Executive Chairman of the Board, added, “In the second quarter, we made progress on our three-year asset rotation strategy. We currently are in active negotiations for approximately $20 million in asset sales. Discussions with a range of potential asset acquirors reinforce our confidence in the deep and strategic value of Mobile’s portfolio. We plan to use net proceeds from asset sales to continue to optimize the balance sheet and reinvest into fewer but larger assets with multiple demand drivers and higher net operating income potential. We are firmly on track to achieve our objective of divesting approximately $100 million in non-core assets over the next three years.”

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Second Quarter 2025 Financial Results

Second Quarter Highlights

●	Total revenue was $9.0 million as compared to $9.3 million in the prior-year period.
●	Net loss was $4.7 million as compared to $2.5 million in the prior-year period.
●	NOI* was $5.4 million as compared to $5.6 million in the prior-year period.
●	Adjusted EBITDA* was $3.8 million as compared to $4.1 million in the prior year period.

*An explanation and reconciliation of non-GAAP financial measures are presented later in this press release.

Financial Results

Total revenue of $9.0 million during the second quarter of 2025 decreased by 3.0% from $9.3 million in the prior-year quarter. Total property taxes and operating expenses were $3.6 million for the second quarter of 2025, consistent with 2024.

General and administrative expenses for the second quarter of 2025 of $2.1 million reflected $0.8 million of non-cash compensation, compared to general and administrative expenses for the second quarter of 2024 of $2.9 million, with $1.6 million of non-cash compensation.

Interest expense for the second quarter of 2025 was $4.7 million, as compared to $3.1 million during the second quarter of 2024. The increase was primarily due to the revolving credit facility obtained in September 2024, with an outstanding balance of $29.5 million as of June 30, 2025.

Net loss was $4.7 million, compared with $2.5 million in the comparable prior-year period.

Net Operating Income (“NOI”), defined by the Company as total revenues less property taxes and operating expenses, was $5.4 million for the second quarter of 2025, representing a 3.5% decrease from the second quarter of 2024.

Adjusted EBITDA was $3.8 million for the second quarter of 2025, representing a 5.6% decrease over the same year-ago period.

Same location Revenue Per Available Stall (“RevPAS”), which calculates parking revenue per stall for the comparable portfolio of assets under management contracts year-over-year, was $212 for the second quarter of 2025, compared to $217 in the second quarter of 2024.

Balance Sheet, Cash Flow, and Liquidity

As of June 30, 2025, the Company had $15.9 million in cash, cash equivalents and restricted cash. Total debt outstanding, including outstanding borrowings under the line of credit and notes payable, was $214.3 million.

Second Quarter 2025 Financial Results

Summary and Outlook**

“Our year-to-date results have shown resilience within a difficult business environment, and we are pleased with the progress we have made in building contract parking volumes, managing transient rates and optimizing our portfolio. We expect second half 2025 business trends to be similar to those of the first half, with potential upside coming from seasonal factors and a pick-up in event participation and hotel occupancy in several of our key markets. With respect to our full year 2025 guidance for revenue of $37 million to $40 million and Net Operating Income of $23.5 million to $25.0 million, we note that based on construction delays around key assets and our year-to-date results, we are tracking to the low end of those ranges. We continue to manage our balance sheet conservatively, and our focus remains on growing recurring cash flow and increasing the long-term value of our portfolio.

“With meaningful secular tailwinds underway—from urban residential conversion to the resurgence of office-based and hybrid work taking place in our markets—we believe Mobile Infrastructure is well positioned to capture sustainable long-term demand and deliver compelling value for our shareholders,” Ms. Hogue concluded.

**The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. Please see Discussion and Reconciliation of Non-GAAP Measures later in this press release for further discussion. Additional information regarding the Company’s Net Asset Value per share is presented later in this press release.

Second Quarter 2025 Conference Call and Webcast Information

Mobile will hold a conference call to discuss its second quarter 2025 results on Tuesday, August 12, 2025, at 4:30 p.m. ET.

Participants who wish to access the live conference call may do so by registering here. Upon registration, a dial-in and unique PIN will be provided to join the call.

A live, listen-only webcast of the conference call may be accessed from the Investor Relations section of the Company’s website, or by registering here.

For those who are unable to listen to the live broadcast, a replay of the webcast will be available in the “News & Events” section of the Investor Relations website under “IR Calendar” for one year.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not historical facts (including any statements concerning our net operating income and revenue projections, our assessment of various trends impacting our economic performance, the effects of implementation of strategic model changes, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

Second Quarter 2025 Financial Results

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on operations and future prospects include, but are not limited to the fact that we previously incurred and may continue to incur losses, we may be unable to achieve our investment strategy or increase the value of our portfolio, our parking facilities face intense competition, which may adversely affect our revenues, we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan, and other risks and uncertainties discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Committee from time to time.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this press release, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this press release, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this press release will be achieved.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets throughout the United States. As of June 30, 2025, the Company owned 40 parking facilities in 20 separate markets throughout the United States, with a total of 15,100 parking spaces and approximately 5.2 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities. Learn more at www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen
beepir@advisiry.com
(212) 750-5800

Second Quarter 2025 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of June 30, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Investments in real estate
Land and improvements	$157,922	$157,922
Buildings and improvements	260,181	259,750
Construction in progress	92	13
Intangible assets	10,063	10,063
	428,258	427,748
Accumulated depreciation and amortization	(42,959)	(38,018)
Total investments in real estate, net	385,299	389,730

Cash and cash equivalents	10,621	10,655
Cash – restricted	5,234	5,164
Accounts receivable, net	3,321	3,516
Note receivable	—	3,120
Other assets	1,098	2,877
Total assets	$405,573	$415,062
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$184,745	$185,921
Line of credit	29,535	27,238
Accounts payable and accrued expenses	10,896	10,634
Accrued preferred distributions and redemptions	319	596
Earn-Out Liability	700	935
Due to related parties	470	467
Total liabilities	226,665	225,791

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 1,874 and 1,949 shares issued and outstanding, with a stated liquidation value of $1,874,000 and $1,949,000 as of June 30, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 15,547 and 18,165 shares issued and outstanding, with a stated liquidation value of $15,547,000 and $18,165,000 as of June 30, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 issued and converted (stated liquidation value of zero as of June 30, 2025 and December 31, 2024)	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 40,785,127 and 40,376,974 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	2
Warrants issued and outstanding – 2,553,192 warrants as of June 30, 2025 and December 31, 2024	3,319	3,319
Additional paid-in capital	305,510	306,718
Accumulated deficit	(148,196)	(140,056)
Total Mobile Infrastructure Corporation Stockholders’ Equity	160,635	169,983
Non-controlling interest	18,273	19,288
Total equity	178,908	189,271
Total liabilities and equity	$405,573	$415,062

Second Quarter 2025 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Managed property revenue	$7,441	$7,226	$13,986	$12,727
Base rental income	1,447	1,523	2,906	3,166
Percentage rental income	104	517	335	2,200
Total revenues	8,992	9,266	17,227	18,093

Operating expenses
Property taxes	1,779	1,809	3,651	3,713
Property operating expense	1,778	1,824	3,677	3,345
Depreciation and amortization	2,867	2,096	4,948	4,189
General and administrative	2,071	2,909	3,979	5,926
Professional fees	352	260	813	949
Impairment	—	—	—	157
Total expenses	8,847	8,898	17,068	18,279

Other
Interest expense, net	(4,704)	(3,087)	(9,340)	(6,066)
Loss on sale of real estate	—	—	—	(42)
Other income (expense), net	33	(60)	(49)	(128)
Change in fair value of Earn-Out liability	(135)	310	235	964
Total other expense	(4,806)	(2,837)	(9,154)	(5,272)

Net Loss	(4,661)	(2,469)	(8,995)	(5,458)
Net loss attributable to non-controlling interest	(411)	(1,112)	(855)	(2,003)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(4,250)	$(1,357)	$(8,140)	$(3,455)

Preferred stock distributions declared - Series A	(27)	(34)	(55)	(71)
Preferred stock distributions declared - Series 1	(221)	(452)	(462)	(943)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(4,498)	$(1,843)	$(8,657)	$(4,469)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders - basic and diluted	$(0.11)	$(0.06)	$(0.21)	$(0.16)
Weighted average common shares outstanding, basic and diluted	40,660,453	29,225,378	40,592,459	28,731,365

Second Quarter 2025 Financial Results

Discussion and Reconciliation of Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is presented as a supplemental measure of our performance. The Company believes that NOI provides useful information to investors regarding our results of operations, as it highlights operating trends such as pricing and demand for our portfolio at the property level as opposed to the corporate level. NOI is calculated as total revenues less property operating expenses and property taxes. The Company uses NOI internally in evaluating property performance, measuring property operating trends, and valuing properties in our portfolio. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other real estate companies. NOI should not be viewed as an alternative measure of financial performance as it does not reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income and expenses, or the level of capital expenditures necessary to maintain the operating performance of the Company’s properties that could materially impact results from operations.

Adjusted EBITDA

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) reflects net income (loss) excluding the impact of the following items: interest expense, depreciation and amortization, and the provision for income taxes, for all periods presented. Adjusted EBITDA also excludes certain recurring and non-recurring items including, but not limited to stock based compensation expense, non-cash changes in fair value of the Earn-Out Liability, gains or losses from disposition of real estate assets, impairment write-downs of depreciable property, and Other Income, Net.

The use of Adjusted EBITDA facilitates comparison with results from other companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA also excludes depreciation and amortization expense because differences in types, use, and costs of assets can result in considerable variability in depreciation and amortization expense among companies. The Company excludes stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted. The Company uses Adjusted EBITDA as a measure of operating performance which allows for comparison of earnings and evaluation of debt leverage and fixed cost coverage. Adjusted EBITDA should be considered along with, but not as an alternative to, net income (loss), cash flow from operations or any other operating GAAP measure.

Forward-Looking Basis

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, external growth factors and balance sheet items, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Second Quarter 2025 Financial Results

The following table presents NOI as well as a reconciliation of NOI to Net Loss, the most directly comparable financial measure under GAAP reported in our consolidated financial statements, for the three and six months ended June 30, 2025 and 2024 (in thousands):

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2025	2024	%	2025	2024	%
Revenues
Managed property revenue	$7,441	$7,226		$13,986	$12,727
Base rental income	1,447	1,523		2,906	3,166
Percentage rental income	104	517		335	2,200
Total revenues	8,992	9,266	(3.0)%	17,227	18,093	(4.8)%
Operating expenses
Property taxes	1,779	1,809		3,651	3,713
Property operating expense	1,778	1,824		3,677	3,345
Net Operating Income	5,435	5,633	(3.5)%	9,899	11,035	(10.3)%

Reconciliation
Net Loss	(4,661)	(2,469)		(8,995)	(5,458)
Loss on sale of real estate	—	—		—	42
Other income (expense), net	(33)	60		49	128
Change in fair value of Earn-Out Liability	135	(310)		(235)	(964)
Interest expense, net	4,704	3,087		9,340	6,066
Depreciation and amortization	2,867	2,096		4,948	4,189
General and administrative	2,071	2,909		3,979	5,926
Professional fees	352	260		813	949
Impairment	—	—		—	157
Net Operating Income	$5,435	$5,633		$9,899	$11,035

The following table presents the calculation of EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2025 and 2024 (in thousands):

	For the Three Month Ended June 30,		For the Six Month Ended June 30,
	2025	2024	2025	2024

Reconciliation of Net Loss to Adjusted EBITDA Attributable to the Company
Net loss	$(4,661)	$(2,469)	$(8,995)	$(5,458)
Interest expense, net	4,704	3,087	9,340	6,066
Depreciation and amortization	2,867	2,096	4,948	4,189
Impairment	—	—	—	157
Change in fair value of Earn-Out Liability	135	(310)	(235)	(964)
Other income (expense), net	(33)	60	49	128
Loss on sale of real estate	—	—	—	42
Equity based compensation	834	1,610	1,488	3,409
Adjusted EBITDA Attributable to the Company	$3,846	$4,074	$6,595	$7,569

Second Quarter 2025 Financial Results

Net Asset Value

The Company expects to update NAV as of December 31, 2025 and on each anniversary thereof. The following table provides a breakdown of the major components of our total Net Asset Value attributable to the Company’s common stock as of June 30, 2024:

As of June 30, 2024
Estimated Value
Investments in real estate(a,b)	$546,130
Cash and restricted cash	13,314
Other assets	7,647
Total Assets	567,091
Notes payable and revolving credit facility, net (at fair value)(b)	179,601
Accrued preferred distributions	9,864
Other liabilities(c)	11,758
Total liabilities	201,223
Preferred stock	33,782
Total estimated net asset value	$332,086
Fully diluted shares outstanding(d)	45,820,367
Net asset value per fully diluted share	$7.25

a)	Estimated value was based on implied cap rate of 4.0% applied to TTM NOI for properties owned as of June 30, 2024.
b)	Adjusted for noncontrolling interest related to certain properties.
c)	Excludes certain liability classified equity instruments not expected to be settled in cash.
d)	Includes all outstanding operating partnership units and excludes out-of-the-money equity instruments.

As with any valuation method, the methods used to determine our internally-prepared NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially. There are no rules or regulations that require us to calculate NAV in a certain manner. As a result, other public companies may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including, but not limited to, changes to commercial real estate values, changes in market interest rates for real estate debt, changes in capitalization rates, changes in laws or regulations, demographic changes, returns on competing investments, local and national economic factors, among other factors. Further, estimated NAV per share, if viewed in isolation, could create a misleading or incomplete view of the current value of the shares of the Company’s common stock. Our NAV is not a representation, warranty or guarantee that we would fully realize our NAV upon a sale of our assets or with respect to the trading price of our shares of common stock. Investors are advised to carefully review the Company’s disclosures filed with the SEC in evaluating the Company or making any investment decision related thereto.